Exhibit 11.2

SAP U.S. INSIDER TRADING POLICY

Version Number: 2.1

Effective Date: January 1, 2025

Document Classification: PUBLIC

Version 2.1 January 1, 2025 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled

SAP U.S. Insider Trading Policy

CONTENTS

1		INTRODUCTION AND PURPOSE		3
2		SCOPE		4
3		MAIN POLICY CONTENT		4
	3.1	APPLICATION OF THIS POLICY		4
		3.1.1	Covered Persons and Transactions	4
		3.1.2	Equity Plan Securities	4
	3.2	OVERVIEW		4
		3.2.1	Expectations	4
	3.3	LEGAL BACKGROUND		4
		3.3.1	Definitions	4
		3.3.2	Potential Criminal and Civil Liability and/or Disciplinary Action.	6
	3.4	POLICIES REGARDING TRANSACTIONS IN SAP’S SECURITIES		6
		3.4.1	No Trading on Material Non-Public Information	6
		3.4.2	No Tipping	7
		3.4.3	No Short Sales.	7
		3.4.4	No Investments in Derivatives of the Company’s Securities.	7
		3.4.5	No Margin Purchases.	7
		3.4.6	401(k) Plan.	8
		3.4.7	Black Out Window.	8
		3.4.8	Special Black Out Window	8
		3.4.9	Rule 10b5-1 Trading Plans	8
	3.5	POLICIES REGARDING THE USE, DISCLOSURE AND PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION		9
		3.5.1	Use and Disclosure of Material Non-Public Information Regarding SAP	9
		3.5.2	Material Non-Public Information Regarding Other Companies	9
		3.5.3	Unauthorized Disclosure of Confidential Information	9
	3.6	REPORTING OF VIOLATIONS OF THIS POLICY		10

Version 2.1 January 1, 2025 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.

SAP U.S. Insider Trading Policy

1INTRODUCTION AND PURPOSE

When trading in SAP securities, SAP employees must obey local insider trading rules, meaning the laws of the jurisdictions where they trade. As SAP securities are traded on financial markets all over the world, SAP cannot provide employees with information on the local insider laws of each jurisdiction where SAP securities are traded. Instead, SAP employees are themselves responsible for ensuring that their transactions comply with applicable local insider laws.

In addition, transactions in SAP’s securities are governed by European or US rules, depending on whether the transaction is made in SAP shares or SAP American Depositary Receipts (“ADRs”), as SAP has securities listed in both Germany and the U.S. SAP’s shares are admitted to trading on the Frankfurt Stock Exchange in Germany, which means that any transactions in SAP shares (whether carried out within or without the EU) are subject to European insider law. As a result, transactions in SAP shares carried out on markets outside the EU will not only be subject to the local insider laws of the relevant markets but also to European insider law. The European insider law is described in detail in the SAP Global Insider Regulations Policy.

SAP’s ADRs are admitted to trading on the New York Stock Exchange (the “NYSE”). As a result, any transaction in SAP ADRs carried out on markets within or outside the U.S. are subject to U.S. insider laws. This means that transactions in SAP ADRs carried out outside the U.S. will be subject to both U.S. insider laws and local insider laws of the relevant market. Additionally, the trading of any other (non-U.S. listed) securities, such as SAP’s shares, are subject to U.S. insider trading laws if the purchase/sale transaction actually occurs within the U.S. Transactions in SAP shares executed in the U.S. will therefore be subject to both EU and U.S. insider laws. U.S. insider laws are described in this SAP Insider Trading Policy – U.S. Laws.

SAP persons should therefore make sure that their transactions in SAP securities comply:

(i)	with local insider laws, AND

(ii)with the law applicable to the SAP security in which they trade (i.e., U.S. laws if they trade in SAP ADRs, and European laws if they trade in SAP shares (and U.S. laws as well if they trade in SAP shares in the U.S.)

Furthermore, all transactions in publicly traded securities are subject to insider laws, including transactions in listed securities issued by SAP customers, suppliers, competitors, or partners. This means SAP employees must be very careful when trading in listed securities of SAP customers, suppliers, competitors, or partners, to avoid trading on the basis of material non-public information relating to the SAP customer, suppliers, competitor or partner which SAP employees may possess through their work for SAP or otherwise. Passing on such material non-public information to others (“tipping”) is prohibited as well.

For information on U.S. or European insider laws please refer to the applicable SAP Policy.

In their own interest and that of SAP, and to avoid any suspicion of insider trading, SAP employees are strongly recommended not to trade in SAP securities during the Blackout Period. In cases of doubt please contact our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap prior to trading.

*Note: this Policy relates only to U.S. insider laws and regulations. Further information on SAP’s German and European insider laws and regulations is available here: SAP Global Insider Regulations Policy.

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SAP U.S. Insider Trading Policy

2SCOPE

This Policy applies to the entire management of the SAP Group, and to employees (full and part-time), contractors, consultants and agents worldwide.

3MAIN POLICY CONTENT

APPLICATION OF THIS POLICY

3.1.1Covered Persons and Transactions

This Policy applies to all SAP board members, employees (full and part time), contractors, consultants and agents worldwide (collectively “SAP persons”) with respect to:

(i)	All transactions in SAP’s ordinary shares by SAP employees while the person is physically located in the U.S.; and
(ii)	All transactions in SAP’s ADRs, whether the person is physically located in the U.S. or outside of the U.S.

3.1.2Equity Plan Securities

See section below entitled “Policies Regarding Transactions in SAP SE’s Securities” for additional information regarding the insider trading policies applicable to SAP securities acquired through SAP equity plans.

OVERVIEW

3.2.1Expectations

SAP depends upon the appropriate conduct and diligence of their employees, in both their professional and personal capacities, to ensure full compliance with this Policy. This Policy provides procedures and guidelines with respect to transactions in SAP SE securities, the protection of material, non-public information with respect to SAP SE's securities and those of other issuers, and the standard of conduct expected of SAP persons in this highly sensitive area. It is the personal obligation and responsibility of each SAP person to act in a manner consistent with this Policy. This Policy does not attempt to deal with all of the prohibitions and restrictions which might be applicable to transactions in securities by employees. Specific questions should be directed to the U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap.

Failure to comply with this policy could result in the termination of your employment, as well as substantial civil and criminal penalties. Please read this policy carefully.

LEGAL BACKGROUND

3.3.1Definitions

Insider trading is a top enforcement priority of the U.S. Securities and Exchange Commission (the “SEC”), the Department of Justice, and self-regulatory bodies such as the Financial Industry Regulatory Authority and the NYSE. Criminal prosecutions and civil charges for insider trading are commonplace and may result in fines and/or imprisonment.

What is insider trading? Insider trading is the purchase or sale of SAP securities (including ADRs) while in possession of material non-public information about SAP. Additionally, insider trading occurs when material, non-public information is passed on to a person (“tipping”) who then trades in the security. Insider trading is not limited to SAP’s securities but can include trading in the securities of another company about which you have obtained material, non-public information in the course of

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SAP U.S. Insider Trading Policy

your duties at SAP. Finally, assisting someone who is engaged in any of the above activities could constitute insider trading. Please note that under U.S. law, depending on the facts and circumstances, possession (rather than actual use of) material non-public information could be sufficient grounds for a finding of insider trading. Intent is not necessarily required. Therefore, being in possession of material, non-public information imposes an obligation not to disclose that information to anyone except those who are already SAP insiders or who otherwise have a need to know that information.

Who is an insider? The term “insider” applies to anyone who, by virtue of a special relationship with SAP SE or any of its affiliated companies, possesses material, non-public information regarding SAP.

An individual can be considered an insider for a limited time with respect to certain material, non-public information even though he or she is not a director, officer or even an employee. For example, an assistant who is engaged as a contractor and who knows that an acquisition is about to occur could be regarded as an insider with respect to that information until the news of such acquisition has been fully disclosed to the public.

What is material, non-public information? Information is generally deemed to be “material” if there is a substantial likelihood a “reasonable investor” would rely on it in deciding to purchase, sell or hold a security to which the information relates. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information has been made public and its effects upon the market are more certain. Examples of information that is or may generally be regarded as material, particularly if it is not in line with market expectations, are:

●Financial results;
●Outlook (affirmation and adjustments);
●Major proposed or pending acquisitions, investments, or divestitures;
●Significant project or product developments;
●Changes in key personnel;
●Changes in dividends;
●Stock splits;
●Stock buy-backs;
●New equity or debt offerings;
●Positive or negative developments in outstanding significant litigation;
●Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;
●Actual or threatened significant litigation or inquiry by a governmental or regulatory authority;
●Material cybersecurity risks and incidents; and
●Any other facts which might cause SAP SE’s financial results to be substantially affected.

This list is not exhaustive. When in doubt about whether information is material, do not trade in SAP securities and do not discuss this information with anyone other than those already disclosed until the information becomes public. Remember that your conduct will be assessed with the benefit of hindsight.

“Non-public” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition, or other material development, whether concerning SAP SE or otherwise, that is obtained in the normal course of employment or through a rumor, tip or just “loose talk”, is not public information. Information should be considered “public” in the U.S. only once one full Trading Day (as defined below) has elapsed following wide public dissemination of such information

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SAP U.S. Insider Trading Policy

through press releases, news release, quarterly or annual reports or other widely disseminated means, whether on-line or in print .1

For purposes of this Policy, a “Trading Day” shall mean, with respect to SAP SE’s ADRs, a day on which the NYSE is open for trading.

3.3.2Potential Criminal and Civil Liability and/or Disciplinary Action.

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), and specifically Rule 10b-5 of the Exchange Act, makes it illegal to use, directly or indirectly, any means to defraud, make false statements, omit relevant information or otherwise deceive another person in the process of engaging in securities transactions. This rule precludes the use of material non-public information to manipulate the stock market in one’s own favor. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, even relatively small trades have resulted in SEC investigations and lawsuits.

Individuals found liable for insider trading could face penalties of up to three (3) times the profit gained, or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances SAP SE may be able to recover all profits made by an insider who traded illegally, plus collect other damages. In addition, SAP SE (and its executive officers and directors) could face penalties of the greater of $1 million or three (3) times the profit gained, or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading. Without regard to the civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for dismissal.

The procedures regarding securities trading outlined below are designed to deter and, where possible, to prevent such improper trading. When you are in possession of material non-public information, even transactions that you believe may be necessary or excusable for independent reasons (such as the need to raise money for an emergency) are no exception. Even when you are not in possession of material non-public information, the appearance of an improper transaction should be avoided.

3.4POLICIES REGARDING TRANSACTIONS IN SAP’S SECURITIES

The following policies apply to all transactions, direct or indirect, in all of SAP SE’s listed securities, including, but not limited to, ordinary shares, ADRs, bonds and derivative securities (including stock options, put or call options and other similar securities) (collectively “SAP SE Securities”).

3.4.1No Trading on Material Non-Public Information

No SAP person who is aware of any material, non-public information concerning SAP SE is permitted to buy or sell SAP SE Securities (including shares acquired through participation in SAP equity plans*), including any offer to purchase or sell, during any period commencing with the date that he or she obtains such material, non-public information and ending after one full Trading Day has elapsed following the date of public disclosure of that information. Therefore, persons subject to this Policy must wait a full Trading Day after public disclosure before trading in SAP SE Securities. Please contact the U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap in case of questions regarding the trading window. Similarly, after termination of employment or contract for any reason, any SAP person

1 U.S. caselaw requires the passage of at least one (1) full trading day from the publication of material non-public information before trading can begin. This is different from German law, which provides that trading can begin as soon as material non-public information becomes public. The SAP SE Corporate Portal trading window notification is based on German law.

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SAP U.S. Insider Trading Policy

who is in possession of material, nonpublic information is prohibited from trading in SAP SE Securities until that information has become public or is no longer material.

*Note Regarding SAP Equity Plans

Sale of SAP SE Equity Securities Acquired Through an SAP Equity Plan

Employees are not permitted to sell SAP SE Securities they acquired through participation in the OWN SAP Plan, MOVE SAP Plan, or any other SAP equity plan while in possession of material non-public information. Additionally, employees are urged not to sell any SAP SE Securities they acquired through participation in the OWN SAP Plan, MOVE SAP Plan, or any other SAP equity plan during the Black Out Window (See Section 3.4.7 below for further information on the Black Out Window.)

Enrollment, Modification or Termination of Participation in an SAP Equity Plan

Employees are not permitted to enroll in the OWN SAP Plan, nor alter or terminate their participation in the OWN SAP Plan while in possession of material non-public information. During a Black Out Window, however, employees may enroll, modify or terminate their participation in the OWN SAP Plan

Employees are not permitted to make or alter their MOVE SAP Plan “Sell to Cover” or “Sell All” election while in possession of material non-public information. Currently MOVE SAP Plan Sell to Cover/Sell All Elections are required to be made prior to the appliable SAP Black Out Window. Therefore, the MOVE SAP Plan Sell to Cover/Sell All Elections do not conflict with the SAP Black Out Period.

3.4.2No Tipping

No SAP person shall disclose (“tip”) material, non-public information to any other person where such information may be used by such person to his or her benefit by trading in the securities of the company to which such information relates, nor shall any SAP person make any recommendations or express any opinions as to trading in SAP SE Securities or a third-party's securities to any other person on the basis of material, non-public information.

3.4.3No Short Sales

No SAP person shall engage in a short sale of SAP SE’s securities, even those persons who are not in possession of material, non-public information about SAP SE. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short sales of SAP SE’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in SAP SE or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve SAP SE’s performance.

3.4.4No Investments in Derivatives of the Company’s Securities

No SAP person shall invest in SAP SE-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as SAP SE’s ordinary shares or ADRs. This prohibition includes, but is not limited to, trading in SAP SE-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other derivative securities granted under SAP SE’s equity compensation plans is not prohibited by this Policy.

3.4.5No Margin Purchases

No SAP person shall purchase SAP SE’s securities on margin. This means such persons are prohibited from borrowing from a brokerage firm, bank, or other entity to purchase SAP SE’s securities (other than in connection with “cashless” exercises of stock options under SAP SE’s equity compensation plans).

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SAP U.S. Insider Trading Policy

3.4.6401(k) Plans

This Policy does not apply to purchases of SAP SE stock in its 401(k)-plan resulting from periodic contributions of money pursuant to a payroll deduction election. The Policy does apply, however, to certain elections made under SAP SE’s 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to an SAP SE stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of an SAP SE stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of an SAP SE stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a SAP SE stock fund.

3.4.7Black Out Window

In addition to the above, to avoid any suspicion of insider trading, the Executive Board has made an urgent appeal to all employees not to execute any transactions in SAP SE securities (on the Frankfurt Exchange, the NYSE or otherwise) during the period beginning on the 15th day of the month preceding the end of a calendar quarter (March 15, June 15, September 15 and December 15) and ending after one full trading day has elapsed following the publication by SAP of the financial results for the quarter in question (the “Black Out Window”). Deviations from this guideline should only be made in emergencies (for example, where an employee has a sudden unexpected cash requirement). Cases of doubt should be discussed with the U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap beforehand. See Section 3.4.1 for the treatment of SAP Equity Plans during the Black Out Window.

3.4.8Special Black Out Window

SAP senior management may, from time to time, issue instructions advising designated personnel, or the entire staff, that they may not execute transactions in SAP SE securities during other specified time periods, or that no such securities may be traded by designated persons without the prior approval of the persons designated in such notice.

3.4.9Rule 10b5-1 Trading Plans 2

Notwithstanding the foregoing, a transaction may be exempt from the Black Out Window if it is made pursuant to a written trading plan that has been approved in writing by our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap outside of a Black Out Window and while the employee was not in possession of material non-public information and which plan meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Exchange Act. These SEC rules and regulations include:

●	For Supervisory Board members, Executive Board members, and any other L1s who have been notified that they are subject to this requirement in connection with a 10b5-1 Plan (collectively “10b5-1 Plan Covered Persons”), a cooling off period ending on the later of 90 days after the adoption or modification of the Rule 10b5-1 plan or two business days after the disclosure of SAP’s financial results for the fiscal quarter in which the plan was adopted or modified, in either case with a maximum 120 day cooling off period after plan adoption or modification.
●	For 10b5-1 Plan Covered Persons, the requirement to include in the plan a representation certifying that, at the time of adoption or modification or a Rule 10b5-1 plan that:
o	They are not aware of any material non-public information about SAP or the SAP SE Securities; and
o	They are adopting the Rule 10b5-1 Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-5.

2If you intend to enter into, alter or terminate a 10b5-1 Plan, contact the U.S. Corporate and Capital Markets Team at: SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap.

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SAP U.S. Insider Trading Policy

●	For employees other than 10b5-1 Plan Covered Persons, a cooling off period ending 30 days after the adoption or modification of the plan.
●	For employees other than 10b5-1 Plan Covered Persons, a requirement to adopt the Rule 10b5-1 Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-5.
●	For all Rule 10b5-1 Plans, a modification to the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 Plan will be considered a termination of such plan and the adoption of a new plan will trigger a new cooling off period.
●	For all Rule 10b5-1 Plans, multiple overlapping and single trade Rule 10b5-1 Plans are subject to additional restrictions; for additional information contact the U.S. Corporate and Capital Markets team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap.

3.5 POLICIES REGARDING THE USE, DISCLOSURE AND PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION

3.5.1Use and Disclosure of Material Non-Public Information Regarding SAP

Under no circumstances may an SAP person use material, non-public information about SAP SE or its affiliates for his or her personal benefit. Moreover, except as specifically authorized or in the performance of regular corporate duties, under no circumstances may any SAP person release to others information that might affect the market price for SAP SE’s securities. Therefore, it is important that SAP persons not disclose material, non-public information to anyone, including other SAP persons, unless the other person needs to know such information in order to fulfill his or her job responsibilities. Under no other circumstances should such information be disclosed to anyone, including family, relatives or business or social acquaintances. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material, non-public information.

If an SAP person has any doubt about whether certain information is non-public or material, such doubt should be resolved in favor of not communicating such information or trading without discussing with the assigned compliance officer or raising it with in-house counsel. Questions concerning what is or is not material, non-public information should be directed to our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap.

3.5.2Material Non-Public Information Regarding Other Companies

In the ordinary course of doing business, SAP persons may come into possession of material, non-public information with respect to other companies. An individual receiving material, non-public information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as such individual has with respect to material, non-public information about SAP SE.

If SAP SE is in the process of negotiating a significant transaction with another company, SAP persons are cautioned not to trade in the stock of that company if they are in possession of material, non-public information concerning such company.

If an SAP person is not certain whether it is permissible to trade in the stock of such company, such person should contact our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap before making any trades.

3.5.3Unauthorized Disclosure of Confidential Information

General. Unauthorized disclosure of confidential information about SAP SE may create serious problems for SAP SE whether or not the information constitutes material non-public information or whether it is used to facilitate improper trading in SAP SE Securities. Therefore, it shall be the duty of each person employed or affiliated with SAP SE to maintain the confidentiality of information relating to SAP SE or obtained through a relationship of confidence. SAP persons should not discuss

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confidential SAP SE matters or developments with anyone outside SAP SE, except in the performance of regular corporate duties.

Precautions to Prevent Misuse or Unauthorized Disclosure of Sensitive Information. When an SAP person is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of SAP SE or any other company involved in the transaction, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:

1.Maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;

2.Avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;

3.	Not gossiping about SAP SE affairs; and
4.	Restricting the copying and distribution of sensitive documents within SAP SE.

3.6 REPORTING OF VIOLATIONS OF THIS POLICY

Any person who believes that a violation of this Policy has taken place shall report such violation promptly to our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap. SAP SE may not, directly or indirectly, discharge, demote, suspend, threaten, harass, or otherwise discriminate against any employee who in good faith reports or complains through internal channels or to the relevant authorities about conduct such person reasonably believes is a violation of the law, applicable rules and regulations, or this Policy. SAP SE takes allegations of any such retaliation extremely seriously.

Any questions concerning this Policy should be addressed to your local legal or compliance officer, the Compliance Department, or our U.S. Corporate and Capital Markets Team at SAP_USA_Insider_Trading_Plan_Inquiries@global.corp.sap.

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